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                                                                     Exhibit 3.2


   CERTIFICATE OF THE VOTING POWERS, DESIGNATION, PREFERENCES, PARTICIPATING OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF
                            INCORPORATION OR IN ANY
                             AMENDMENT THERETO OF
                         THE SERIES A PREFERRED STOCK
                          (Par Value $.01 Per Share)

                                      OF

                             BANCFIRST CORPORATION

          Pursuant to Section 1032 of the General Corporation Law of the State of Oklahoma, the undersigned hereby certifies that the following resolution was duly adopted on February 25, 1999, by the Board of Directors of BancFirst Corporation, an Oklahoma corporation (the "Company") pursuant to authority conferred on the Board of Directors by the provisions of the Certificate of Incorporation of the Company and in accordance with the provisions of the General Corporation Law of the State of Oklahoma and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof.

          RESOLVED, that pursuant to authority conferred on the Board of Directors of the Company by its Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, is created and the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

          SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Preferred Stock" and the number of shares constituting such series shall be 200,000 Shares of Series A Preferred Stock shall have a par value of $.01 per share.

          SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

          (A) Subject to the possible prior and superior rights of the holders of any shares of preferred stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends. each holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose: (i) quarterly dividends payable in cash on January 15. April 15, July 15 and October 15 in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth. 100 times the aggregate per share amount of all cash dividends declared on shares of the Common Stock of the Company, par value $1.00 per share (the "Common Stock"), since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a share of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a share of Series A Preferred Stock. If the Quarterly Dividend Payment Date is a Saturday, Sunday or legal holiday, then such Quarterly Dividend Payment Date shall be the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday. In the event that the Company shall at any time after February 25, 1999 (the "Rights Declaration Date") (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number or shares, then in each such case, the amount to which the holder of a share of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

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     (B)   The Company shall declare a dividend or distribution on shares of
Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and shall be cumulative on each outstanding share of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such share of Series A Preferred Stock, unless the date of issuance of such share is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such share shall begin to accrue from the date of issuance of such share, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

     (D) Dividends payable on the Series A Preferred Stock for the initial dividend period and for any period less than a full quarterly period, shall be computed on the basis of a 360-day year of 30-day months.

     SECTION 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights.

     (A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Company.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

     (C) If at the time of any annual meeting of shareholders for the election of directors a "default in preference dividends" on the Series A Preferred Stock shall exist, the holders of the Series A Preferred Stock shall have the right at such meeting, voting together as a single class, to the exclusion of the holders of Common Stock, to elect two (2) directors of the Company. Such right shall continue until there are no dividends in arrears upon the Series A Preferred Stock. Either or both of the two directors to be elected by the holders of the Series A Preferred Stock may be to fill a vacancy or vacancies created by an increase by the Board of Directors in the number of directors constituting the Board of Directors. Each director elected by the holders of Preferred Stock
(a "Preferred Director") shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Stock voting together as a single class, at a meeting of the shareholders or of the holders of Preferred Stock called for the purpose. So long as a default in preference dividends on the Series A Preferred Stock shall exist, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Company and ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Stock voting together as single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be


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deemed, for all purposes hereof, to be a Preferred Director.  For the purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued and unpaid dividends upon the Series A Preferred Stock shall be equivalent to six (6) full quarterly dividends or more, and having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all Series A Preferred Stock then outstanding shall have been paid to the end of the last preceding quarterly dividend period. The provisions of this paragraph (C) shall govern the election of Directors by holders of Series A Preferred Stock during any default in preference dividends notwithstanding any provisions of the Company's Certificate of Incorporation to the contrary.

     (D) Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

     SECTION 4.  CERTAIN RESTRICTIONS

     (A) Until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Company shall not:

           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

           (ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on shares of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Series A Preferred Stock and all such shares are then entitled;

           (iii) redeem or purchase or otherwise acquire for consideration shares of any junior stock, PROVIDED, HOWEVER, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any other junior stock;

           (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     SECTION 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Company creating a series of Preferred Stock or any similar shares or as otherwise required by law.

     SECTION 6.  LIQUIDATION, DISSOLUTION OR WINDING UP.

     (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distributions shall be made (i) to the holders of shares of junior stock unless the holders of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater or either (a) $100.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not

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declared, to the date of such payment, or (b) an amount per share equal to 100 times the aggregate per share amount to be distributed to holders of shares of Common Stock or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on shares of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series A Preferred Stock are entitled under clause (i)(a) of this Sentence and to which the holders of shares of such parity stock are entitled, in each case, upon such liquidation, dissolution or winding up.

     (B) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case, the aggregate amount to which holders of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case, the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

     SECTION 8. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

     SECTION 9. RANKING. The shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Company as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

     SECTION 10. AMENDMENT. The provisions of this Certificate of Designation shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     SECTION 11. FRACTIONAL SHARES. The Series A Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.

     SECTION 12. CERTAIN DEFINITIONS. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

     (A) The term "junior stock" (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Company hereafter authorized or issued over which the Series A Preferred

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Stock has preference or priority as to the payment of dividends, and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Company over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company.

        (B) The term "parity stock" (i) as used in Section 4, shall mean any class or series of stock of the Company hereafter authorized or issued ranking PARI PASSU with the Series A Preferred Stock as to dividends, and (ii) as used in Section 6, shall mean any class or series of stock of the Company ranking PARI PASSU with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

        IN WITNESS WHEREOF, BancFirst Corporation has caused this Certificate to be signed and arrested on this 25th day of February, 1999.


        BANCFIRST CORPORATION



        /s/ David E. Rainbolt
        --------------------------------------
        By: David E. Rainbolt, President and Chief Executive Officer



ATTEST:



        /s/ Sam D. Ott
        --------------------------------------
        By: Sam D. Ott, Secretary